Exhibit 99.1

News Release

Contact:	Paul Laikind, Ph.D.
Chairman, CEO & President
Metabasis Therapeutics, Inc.
(858) 622-5550

FOR IMMEDIATE RELEASE

METABASIS THERAPEUTICS ANNOUNCES FINANCIAL RESULTS FOR

THIRD QUARTER AND NINE-MONTH PERIOD ENDING SEPTEMBER 30, 2005

SAN DIEGO, CA – November 10, 2005 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver, today announced its financial results for the third quarter of 2005 and nine months ended September 30, 2005 and reviewed its recent accomplishments.

Third Quarter 2005:

Revenues for the third quarter of 2005 were $1.4 million, compared to $470,000 for the prior year period. The $925,000 increase in revenues for the quarter compared to the prior year period was due to sponsored research and license fee revenue from a collaboration entered into in June 2005 with Merck & Co., Inc. to research, develop and commercialize novel small molecule therapeutics with potential to treat several metabolic diseases, including type 2 diabetes, hyperlipidemia and obesity.   Net loss for the quarter ended September 30, 2005 was $5.1 million, or $0.28 per share, compared to a net loss of $5.1 million, or $0.29 per share, for the prior year period.

Nine-month period ending September 30, 2005:

Revenues for the nine months ended September 30, 2005 were $2.4 million compared to $6.4 million for the prior year period. The $4.0 million decrease in revenues for the nine-month period ended September 30, 2005 compared to the prior year period was due primarily to milestone payments totaling $4.5 million earned in 2004 and no milestones achieved in 2005. Net loss for the nine months ended September 30, 2005 was $17.1 million, or $0.95 per share compared to a net loss of $9.2 million, or $1.24 per share, for the prior year period.

The decrease in net loss per share for the nine-month period ended September 30, 2005 was primarily due to the increase in weighted average common shares to 17.9 million shares for the nine-month period ended September 30, 2005 from 7.4 million shares for the prior year period.  This increase resulted from the conversion to common stock of all preferred stock outstanding at the time of the Company’s initial public offering in June 2004.

Pro-forma net loss per share, which assumes the conversion to common stock of all preferred stock outstanding prior to its actual conversion in June 2004, was $0.95 per share for the nine-month period ended September 30, 2005 compared to $0.64 per share for the comparable prior year period.  The increase in pro-forma net loss per share for the nine-month period ended September 30, 2005 was due to lower milestone payments and license fees, increased preclinical development expenses related to two of the Company’s clinical development candidates, MB07803 and MB07811, and increased staffing levels in research, development and general and administrative functions compared to the comparable prior year period.

Cash, cash equivalents and securities available-for-sale:

As of September 30, 2005, Metabasis had $33.3 million in cash, cash equivalents and securities available-for-sale, compared to $43.9 million as of December 31, 2004. Not reflected in the cash, cash equivalents and securities available-for-sale as of September 30, 2005 were $41.3 million in proceeds from a private placement of common stock and concurrent issuance of warrants for the purchase of common stock that closed in the first week of October 2005.  The decrease of $10.6 million from the recorded September 30, 2005 balance as compared to December 31, 2004 was primarily due to the use of approximately $15.2 million to fund ongoing operations and principal and interest payments on capital lease obligations offset by the receipt in July 2005 of a $5.0 million non-refundable license payment under the metabolic disease collaboration with Merck.

Third Quarter Highlights:

Although not reflected in the cash balance reported above due to timing of the financing, the key event in the quarter was the commencement of a private placement of common stock and the concurrent issuance of warrants for the purchase of common stock that brought in proceeds of

$41.3 million when it closed in the first week of October 2005.  This additional capital will be used, in part, to enhance the Company’s development capabilities, and in particular, to continue the development of the three product candidates Metabasis retains all rights to and is developing independently, MB07133, MB07803 and MB07811. The product candidates being developed with partners, CS-917 and pradefovir, will also benefit from this increased expertise and resource.

Progress was made on each of the development stage product candidates during the quarter as briefly reviewed below:

•                  Clinical studies of CS-917, our novel inhibitor of liver glucose production for the treatment of diabetes, continued during the quarter.  Our partner, Sankyo, has indicated that they continue preparations to initiate the key Phase IIb clinical trial of CS-917 which is designed to measure safety and efficacy over a three-month dosing period and to select a dose for the pivotal Phase III studies.

•                  The Phase IIb clinical trial of pradefovir, our HepDirect antiviral product candidate being developed for the treatment of hepatitis B, has continued alongside preparations by our partner Valeant for the initiation of Phase III clinical trials. Valeant recently announced that they held a successful end of Phase II meeting with the FDA and that the agency did not object to initiation of Phase III clinical trials based on the strong 24 week interim results of the Phase IIb clinical trial and preliminary discussions of the planned Phase III clinical trial protocol.  The full results of the interim analysis will be presented on November 14, 2005 at the American Association for the Study of Liver Disease Annual Meeting.

•                  A clinical trial of MB07133, a HepDirect™ oncolytic product candidate designed to treat primary liver cancer, continued during the quarter.  The primary goal is to select the dose that will be administered during the next stage of the trial during which indicators of efficacy will be evaluated.  We expect to identify that dose around the end of this year and study a group of patients at that dose next year to evaluate the potential of MB07133 to treat this deadly disease.

•                  Progress continued during the quarter on MB07803, is a product candidate for the treatment of type 2 diabetes that acts by the same mechanism as CS-917.  Metabasis retains all rights to this candidate and expects to submit an IND application around the end of 2005.  If the application is accepted by the FDA, clinical studies of MB07803 are expected to begin in the first half of 2006.

•                  Metabasis’ newest entry to the development pipeline, MB07811, a novel product candidate designed to lower serum cholesterol, made good progress in preclinical studies.  We believe that we are on track to file an IND application in the first half of 2006 and move into clinical trials soon thereafter assuming the application is accepted by the FDA.

“The third quarter was characterized by steady progress on all five of our product candidates that are in or approaching the clinic,” said Dr. Paul Laikind, president and CEO of Metabasis.  “In addition, we also made progress in the two discovery collaborations we are conducting with Merck.  These include our project to apply our liver targeting expertise to various Merck compounds that have potential for the treatment of hepatitis C and the joint discovery program we announced last quarter that is seeking a novel approach for treating diabetes, hyperlipidemia and possibly obesity.”

“With a diverse portfolio of product opportunities at Metabasis, the commencement of the private placement of common stock and warrants was perhaps the most important event of the third quarter.  This successful fund-raising provided us with the resources we need to enhance the capabilities of Metabasis and advance each of the projects for which we have responsibility. We believe that this additional capital gives us the financial resources we need to achieve some important, value-driving milestones in most, if not all, of our development stage projects.”

Conference call:

The Metabasis management team will host a conference call and live webcast to discuss third quarter results at 1:30 p.m. Pacific Time (4:30 p.m. ET) today. Individuals interested in participating in the call may do so by dialing 1-800-798-2864 for domestic callers and 1-617-614-6206 for international callers. Please specify to the operator that you would like to join the “Metabasis Third Quarter Earnings Conference Call.” The conference call will be webcast live on Metabasis’ website at www.mbasis.com under the “Investors” section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics, Inc. (Nasdaq: MBRX), is a biopharmaceutical company uniquely focused on the discovery, development and eventual commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting large markets with significant unmet medical needs. Targeted diseases include major metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect™ technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Non-GAAP Financial Measure:

This press release contains pro-forma net loss per share results that are not in accordance with United States generally accepted accounting principles, or GAAP. Metabasis believes that this non-GAAP financial measure enhances the consistency and comparability of the company’s reported financial results and enables investors to better evaluate the company’s current performance compared to its past performance. However, this information will necessarily differ from comparable information that may be provided by other companies and should not be considered in isolation or as an alternative to the company’s operating and other financial information as determined under GAAP.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives, the initiation, progress and completion of clinical trials for Metabasis’ product candidates, including the expected initiation of clinical trials for pradefovir, CS-917 and MB07133, and the expected filing of INDs and the commencement of clinical trials for MB07803 and MB07811, the use of the proceeds from Metabasis’ recently completed private placement financing, the expansion of Metabasis’ product pipeline through the designation of additional product candidates from Metabasis’ advanced research programs and through Metabasis’ collaboration with Merck, as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre-clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$33,282	$43,855
Other current assets	1,403	1,651
Total current assets	34,685	45,506
Property and equipment, net	2,973	2,354
Other assets	153	—
Total assets	$37,811	$47,860

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,695	$3,699
Other current liabilities	3,434	901
Total current liabilities	7,129	4,600
Long-term liabilities	4,296	1,396
Stockholders’ equity	26,386	41,864
Total liabilities and stockholders’ equity	$37,811	$47,860

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues:
Sponsored research	$869	$344	$1,609	$1,032
Milestones	—	—	—	4,500
License fees	417	125	454	375
Other revenue	109	1	346	504
Total revenues	1,395	470	2,409	6,411

Operating expenses:
Research and development	5,118	4,222	15,152	11,978
General and administrative	1,170	977	3,667	2,570
Amortization of employee stock- based compensation	422	439	1,277	1,195
Total operating expenses	6,710	5,638	20,096	15,743

Loss from operations	(5,315)	(5,168)	(17,687)	(9,332)
Total interest income, net	208	116	611	135

Net loss	$(5,107)	$(5,052)	$(17,076)	$(9,197)

Basic and diluted net loss per share	$(0.28)	$(0.29)	$(0.95)	$(1.24)
Shares used to compute basic and diluted net loss per share	17,978	17,707	17,905	7,435

Pro forma basic and diluted net loss per share	$(0.28)	$(0.29)	$(0.95)	$(0.64)
Pro forma shares used to compute basic and diluted net loss per share (1)	17,978	17,707	17,905	14,408

(1) The pro forma shares used to compute basic and diluted net loss per share represent the weighted average common shares outstanding, reduced by the weighted average unvested common shares subject to repurchase, and include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of the beginning of the period.

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